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                               As of May 1, 1999

VIA UPS OVERNIGHT
-----------------

The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York 11245


Attention: Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")
        ________________________________________________________________________

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Premium Fund, Inc. for the benefit of the Aggressive Growth Series (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for this Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement effective May 1, 1999. Kindly knowledge your agreement to provide such services and to add this Series to Schedule A and Appendix A, respectively, by signing in the space provided below.



                                               DELAWARE GROUP PREMIUM FUND, INC.
                                                  on behalf of The Aggressive
                                                  Growth Series


                                               By: /s/ David K. Downes
                                                   -----------------------------
                                                    David K. Downes
                                               Its: Executive Vice President
                                                    Chief Operating Officer
                                                    Chief Financial Officer

AGREED:

THE CHASE MANHATTAN BANK

By: /s/ Rosemary M. Stidmon
    ------------------------

Its: Vice President
     -----------------------